HALE AND DORR
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                        617-526-6000 * FAX 617-526-5000



                                        September 6, 1996





Board of Trustees
Freedom Investment Trust II
101 Huntington Avenue
Boston, Massachusetts  02199

Board of Directors
John Hancock Series, Inc.
101 Huntington Avenue
Boston, Massachusetts  02199

Dear Members of the Board of Trustees and the Board of Directors:

         You have requested our opinion regarding the federal income tax consequencesdescribed below of the acquisition by John Hancock Special Opportunities Fund ("Acquiring Fund"), a series of Freedom Investment Trust II ("Trust II"), of all of the assets of John Hancock Global Resources Fund ("Acquired Fund"), a series of John Hancock Series, Inc. (the "Company"), in exchange solely for (i) the assumption by Acquiring Fund of all of the liabilities of Acquired Fund and (ii) the issuance of Class A and Class B voting shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") to Acquired Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to the shareholders of Acquired Fund and the termination of Acquired Fund (the foregoing together constituting the "reorganization" or the "transaction").

         In rendering this opinion, we have examined and relied upon the facts stated and representations made in (i) the prospectus for the Class A and Class B shares of Acquired Fund, dated March 1, 1996, (ii) the statement of additional information for the Class A and Class B shares of Acquired Fund, dated March 1, 1996, (iii) the prospectus for the Class A and Class B shares of Acquiring Fund, dated July 1, 1996, (iv) the statement of additional information for the Class A and Class B shares of Acquiring Fund, dated July 1, 1996, (v) the registration statement on Form N-14 of Acquiring Fund relating to the transaction (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on May 17, 1996, (vi) the proxy statement and prospectus relating to the transaction dated July 5, 1996 (the "Proxy Statement"), (vii) the Agreement and

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 2



Plan of Reorganization, executed as of June 28, 1996, between Trust II, on behalf of Acquiring Fund, and the Company, on behalf of Acquired Fund (the "Agreement"), (viii) the representation letters on behalf of Acquiring Fund and Acquired Fund referred to below and (ix) such other documents as we deemed appropriate.

         In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to the Agreement have acted and will act in accordance with the terms of the Agreement and all other documents relating to the transaction and that the transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions, except for the change of the Closing Date, as defined in the Agreement, from August 16, 1996 to the date of this letter. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the representation letters referred to below are, on the date hereof, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment regarding the proper treatment of certain aspects of the transaction affecting Acquiring Fund, Acquired Fund and the shareholders of Acquired Fund on the basis of our analysis of the Internal Revenue Code of 1986, as amended (the "Code"), case law, Treasury regulations and the rulings and other pronouncements of the Internal Revenue Service (the "Service") which exist at the time this opinion is rendered. Such authorities are subject to prospective or retroactive change, and we do not undertake any responsibility to advise you of any such change. Our opinion represents our best judgment regarding how a court would decide if presented with the issues addressed herein and is not binding upon the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance on such opinion will not be challenged by the Service and does not constitute any representation or warranty that such position, if so challenged, will not be rejected by a court.

         The opinion addresses only the specific United States federal income tax consequences of the transaction set forth below, and does not address any

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 3



other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the transaction or any other transaction.

                                      FACTS

         We understand the facts relating to the transaction to be as described hereinafter.

         Acquiring Fund is a series of a Massachusetts business trust, Trust II, which was established under a Declaration of Trust dated March 31, 1986 and is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Trust II has five separate series (including Acquiring Fund), each of which is treated as a separate corporation and regulated investment company pursuant to Section 851(h) of the Code. Acquiring Fund commenced operations on November 1, 1993.

         The investment objective of Acquiring Fund is to seek long-term capital appreciation. Acquiring Fund seeks to achieve its objective by emphasizing investments in equity securities of issuers in various economic sectors. The equity securities in which Acquiring Fund invests consist primarily of common stocks of U.S. and foreign issuers but may also include preferred stocks, convertible debt securities and warrants. The economic sectors in which Acquiring Fund invests include, but are not limited to, the following sectors: automotive and housing, consumer goods and services, defense and aerospace, energy, financial services, health care, heavy industry, leisure and entertainment, machinery and equipment, precious metals, retailing, technology, transportation, utilities, foreign and environmental. Acquiring Fund may also invest in fixed-income securities, including U.S. Government securities and corporate debt securities.

         Acquired Fund is a series of a corporation, the Company, which was incorporated in Maryland on June 22, 1987 and is registered as an open-end investment company under the 1940 Act. The Company has six separate series (including Acquired Fund), each of which is treated as a separate corporation and regulated investment company pursuant to Section 851(h) of the Code. Acquired Fund commenced operations on October 16, 1987.

         The investment objectives of Acquired Fund are to protect the purchasing power of shareholders' capital and to achieve growth of capital. Acquired Fund pursues its objectives by investing at all times (except during periods when it is investing defensively) at least 65% of its total assets in equity securities of domestic and foreign companies with substantial natural resource assets, natural resource-related or energy-related activities or

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 4



companies that provide equipment or services primarily devoted to the natural resource or energy-related activities of the foregoing companies and certain debt securities, preferred stocks or convertible securities with principal amounts or redemption or conversion terms related to the market price of a natural resource asset.

         The steps comprising the reorganization, as set forth in the Agreement, are as follows:

         (i) Acquired Fund will transfer to Acquiring Fund all of its assets (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In exchange for the assets transferred to it, Acquiring Fund will (A) assume all of the liabilities of Acquired Fund (comprising all of its known and unknown liabilities and referred to hereinafter as the "Acquired Fund Liabilities") and (B) issue Acquiring Fund Shares to Acquired Fund that have an aggregate net asset value equal to the value of the assets transferred to Acquiring Fund by Acquired Fund, less the value of the Acquired Fund Liabilities assumed by Acquiring Fund.

         (ii) Promptly after the transfer of its assets to Acquiring Fund, Acquired Fund will distribute in liquidation the Acquiring Fund Shares it receives in the exchange to Acquired Fund shareholders pro rata in exchange for their surrender of their shares of common stock of Acquired Fund ("Acquired Fund Shares"). In these exchanges, holders of Acquired Fund Shares designated as Class A ("Class A Acquired Fund Shares") will receive Acquiring Fund Shares designated as Class A ("Class A Acquiring Fund Shares"), and holders of Acquired Fund Shares designated as Class B ("Class B Acquired Fund Shares") will receive Acquiring Fund Shares designated as Class B ("Class B Acquiring Fund Shares").

         (iii) After such exchanges, liquidation and distribution, the existence of Acquired Fund will be promptly terminated in accordance with Maryland law.

         The Agreement and the transactions contemplated thereby were approved by the Board of Trustees of Trust II, on behalf of Acquiring Fund, at a meeting held on March 5, 1996. Acquiring Fund shareholders are not required and were not asked to approve the transaction. The Agreement and the transactions contemplated thereby were approved by the Board of Directors of the Company, on behalf of Acquired Fund, at a meeting held on March 26, 1996, subject to the approval of Acquired Fund shareholders. Acquired Fund shareholders approved the transaction at a meeting held on August 14, 1996.

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 5

         It is the position of the Division of Investment Management of the SEC that appraisal rights, in contexts such as the reorganization, are inconsistent with Rule 22c-1 under the 1940 Act and are therefore preempted and invalidated by such rule. Consequently, dissenting shareholders, if any, of Acquired Fund will not have appraisal rights in the transaction.

         Our opinions set forth below are subject to the following factual assumptions being true and correct (including statements relating to future actions and facts represented to be to the best knowledge of management, whether or not known). Authorized representatives of Acquiring Fund and Acquired Fund have represented to us by letters of even date herewith that the following assumptions are true and correct:

         (a) Acquiring Fund has no plan or intention to redeem or otherwise reacquire any of the Acquiring Fund Shares received by shareholders of Acquired Fund in the transaction except in the ordinary course of its business in connection with its legal obligation under Section 22(e) of the 1940 Act as a registered open-end investment company to redeem its own shares.

         (b) After the transaction, Acquiring Fund will continue the historic business of Acquired Fund and will use all of the assets acquired from Acquired Fund, which are Acquired Fund's historic business assets, i.e., assets not acquired as part of or in contemplation of the transaction, in the ordinary course of a business.

         (c) Acquiring Fund has no plan or intention to sell or otherwise dispose of any assets of Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of its business (i.e., dispositions resulting from investment decisions made after the reorganization on the basis of investment considerations independent of the reorganization) or to maintain its qualification as a regulated investment company under Subchapter M of the Code.

         (d) The shareholders of Acquiring Fund and the shareholders of Acquired Fund will bear their respective expenses, if any, in connection with the transaction.

         (e) Acquiring Fund and Acquired Fund will each bear its own expenses incurred in connection with the transaction. Any liabilities of Acquired Fund attributable to such expenses that remain unpaid on the closing date of the transaction and are assumed by Acquiring Fund in the transaction are attributable to Acquired Fund's expenses that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 6

         (f) There is no indebtedness between Acquiring Fund and Acquired Fund.

         (g) Acquired Fund has elected to be treated as a regulated investment company under Subchapter M of the Code, has qualified as a regulated investment company for each taxable year since its inception, and qualifies as such for its final taxable year ending on the closing date of the transaction.

         (h) Acquiring Fund has elected to be treated as a regulated investment company under Subchapter M of the Code, has qualified as a regulated investment company for each taxable year since its inception, and qualifies as such as of the date of the transaction.

         (i) Neither Acquiring Fund nor Acquired Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (j) Acquiring Fund does not own and since its inception has not owned, directly or indirectly, any shares of Acquired Fund.

         (k) Acquiring Fund will not pay cash in lieu of fractional shares in connection with the transaction.

         (l) As of the date of the transaction, the fair market value of the Acquiring Fund Shares issued to Acquired Fund in exchange for the assets of Acquired Fund is approximately equal to the fair market value of the assets of Acquired Fund received by Acquiring Fund, minus the value of the Acquired Fund Liabilities assumed by Acquiring Fund.

         (m) Acquired Fund shareholders will not be in control (within the meaning of Sections 368(a)(2)(H) and 304(c) of the Code, which provide that control means the ownership of shares possessing at least 50% of the total combined voting power of all classes of shares that are entitled to vote or at least 50% of the total value of shares of all classes) of Acquiring Fund after the transaction.

         (n) The principal business purposes of the transaction are to combine the assets of Acquiring Fund and Acquired Fund in order to capitalize on economies of scale in expenses such as the costs of accounting, legal, insurance, custodial, and administrative services, to eliminate the potential adverse effects on each fund's asset growth of competing with the other fund, and to increase diversification.

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 7

         (o) As of the date of the transaction, the fair market value of the Class A Acquiring Fund Shares received by each holder of Class A Acquired Fund Shares is approximately equal to the fair market value of the Class A Acquired Fund Shares surrendered by such shareholder, and the fair market value of the Class B Acquiring Fund Shares received by each holder of Class B Acquired Fund Shares is approximately equal to the fair market value of the Class B Acquired Fund Shares surrendered by such shareholder.

         (p) There is no plan or intention on the part of any shareholder of Acquired Fund that owns beneficially 5% or more of the Acquired Fund Shares and, to the best knowledge of management of Acquired Fund, there is no plan or intention on the part of the remaining shareholders of Acquired Fund to sell, redeem, exchange or otherwise dispose of a number of the Acquiring Fund Shares received in the transaction that would reduce the aggregate ownership of the Acquiring Fund Shares by former Acquired Fund shareholders to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Acquired Fund Shares as of the same date. Shares of Acquired Fund and Acquiring Fund held by Acquired Fund shareholders and surrendered by dissenters, sold, redeemed, exchanged or otherwise disposed of prior or subsequent to the transaction as part of the plan of reorganization are taken into account for purposes of this representation.

         (q) Acquired Fund assets transferred to Acquiring Fund comprise at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts used by Acquired Fund to pay its outstanding liabilities, including reorganization expenses, payments to dissenters, and all redemptions and distributions (except for redemptions in the ordinary course of business upon demand of a shareholder that Acquired Fund is required to make as an open-end investment company pursuant to Section 22(e) of the 1940 Act and regular, normal dividends, which dividends include any final distribution of previously undistributed investment company taxable income and net capital gain for Acquired Fund's final taxable year ending on the closing date of the transaction) made by Acquired Fund immediately preceding the transaction are taken into account as assets of Acquired Fund held immediately prior to the transaction.

         (r) The Acquired Fund Liabilities assumed by Acquiring Fund plus the liabilities, if any, to which the transferred assets are subject were incurred by Acquired Fund in the ordinary course of its business or are expenses of the transaction.

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 8

         (s) The fair market value of the Acquired Fund assets transferred to Acquiring Fund equals or exceeds the sum of the Acquired Fund Liabilities assumed by Acquiring Fund and the amount of liabilities, if any, to which the transferred assets are subject.

         (t)    Acquired    Fund    does   not   pay    compensation    to   any
shareholder-employee.

                                     OPINION

         On the basis of and subject to the foregoing and in reliance upon the representations described above, we are of the opinion that

         (a) The acquisition by Acquiring Fund of all of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of all of the Acquired Fund Liabilities by Acquiring Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of Acquiring Fund Shares to Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. Acquiring Fund and Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by Acquired Fund upon (i) the transfer of all of its assets to Acquiring Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of all of the Acquired Fund Liabilities by Acquiring Fund and (ii) the distribution by Acquired Fund of such Acquiring Fund Shares to the shareholders of Acquired Fund (Sections 361(a) and 361(c) of the Code).

         (c) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund solely in exchange for the issuance of Acquiring Fund Shares to Acquired Fund and the assumption of all of the Acquired Fund Liabilities by Acquiring Fund (Section 1032(a) of the Code).

         (d) The basis of the assets of Acquired Fund acquired by Acquiring Fund will be, in each instance, the same as the basis of such assets in the hands of Acquired Fund immediately prior to the transfer (Section 362(b) of the Code).

Board of Trustees and Board of Directors
Freedom Investment Trust II
John Hancock Series, Inc.
September 6, 1996
Page 9

         (e) The tax holding period of the assets of Acquired Fund in the hands of Acquiring Fund will, in each instance, include Acquired Fund's tax holding period for those assets (Section 1223(2) of the Code).

         (f) The shareholders of Acquired Fund will not recognize gain or loss upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the transaction (Section 354(a)(l) of the Code).

         (g) The basis of the Acquiring Fund Shares received by the Acquired Fund shareholders in the transaction will be the same as the basis of the Acquired Fund Shares surrendered in exchange therefor (Section 358(a)(1) of the Code).

         (h) The tax holding period of the Acquiring Fund Shares received by Acquired Fund shareholders will include, for each shareholder, the tax holding period for the Acquired Fund Shares surrendered in exchange therefor, provided the Acquired Fund Shares were held as capital assets on the date of the exchange (Section 1223(1) of the Code).

         No opinion is expressed or implied regarding the federal income tax consequences to Acquiring Fund, Acquired Fund or Acquired Fund shareholders of any conditions existing at the time of, effects resulting from, or other aspects of the transaction except as expressly set forth above, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                                        Very truly yours,

                                        /s/ Hale and Dorr

                                        Hale and Dorr